Exhibit 10.22
Execution Version
ASSET PURCHASE AGREEMENT
between
SCM MICROSYSTEMS, INC.,
as the Seller
and
KUDELSKI S.A.,
as the Buyer
Dated as of April 5, 2006

i

TABLE OF CONTENTS
(Continued)

ii

Exhibits

Exhibit A	-	Disclosure Schedules
Exhibit B	-	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	-	French Assets Purchase Agreement
Exhibit D	-	French Real Property Purchase Agreement
Exhibit E	-	German Transfer and Assumption Agreement
Exhibit F	-	IP Transfer Agreements
Exhibit G	-	License Agreement
Exhibit H	-	Singapore Transfer and Assumption Agreement
Exhibit I	-	Robert Schneider Non-Compete Agreement
Asset Purchase Agreement Schedules

Schedule 1.1(a)	-	Contracts
Schedule 1.1(c)	-	Business Intellectual Property
Schedule 1.1(d)	-	Tangible Personal Property
Schedule 1.1(e)	-	Inventory
Schedule 1.1(f)	-	Permits
Schedule 1.1(h)	-	Prepaid Expenses and Security Deposits
Schedule 1.2(c)	-	Excluded Trademarks
Schedule 1.2(j)	-	Licensed Intellectual Property
Schedule 1.3	-	Assumed Liabilities
Schedule 1.4	-	Excluded Liabilities
Schedule 1.5	-	Required Consents
Schedule 1.6	-	Casper Chip Testing Procedures
Schedule 1.7	-	Purchase Price Allocation
Schedule 1.9	-	Business Employees
Schedule 4.7	-	Guarantees
Schedule 9.1(m)	-	Knowledge
Disclosure Schedules
Disclosure Schedules attached hereto as Exhibit A.

iv

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of April 5, 2006 (this “Agreement”), between SCM Microsystems, Inc., a Delaware corporation (the “Seller”), and Kudelski S.A., a corporation organized under the laws of Switzerland (together with its Subsidiaries which will purchase the Transferred Assets and assume the Assumed Liabilities, the “Buyer”).
RECITALS
     A. The Seller is engaged in the business of designing, developing, manufacturing selling and supporting software, silicon and conditional access module products relating to digital television security solutions at various locations around the world (the “Business”).
     B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets related to the Business, and, in connection therewith, the Buyer is willing to assume certain liabilities and obligations of the Seller and its Affiliates relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE
     Section 1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, including, without limitation, the schedules and exhibits hereto, at the Closing, the Seller shall, and shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver to the Buyer all of the Seller’s or such Subsidiary’s right, title and interest as of the time of the Closing in, to and under the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets. “Transferred Assets” shall mean all of the Seller’s or any of its Subsidiaries’ right, title and interest in, to and under the following enumerated assets (except to the extent they are Excluded Assets) as they exist at the time of the Closing, as set forth in the schedules referenced below:
          (a) (i) all contracts, licenses, leases, customer and supplier agreements, purchase orders (including purchase orders for Business inventory components and product assembly) and other agreements listed on Schedule 1.1(a), and (ii) all other contracts, leases, customer and supplier agreements, purchase orders and other agreements to which the Seller or any of its Subsidiaries is a party or by which the Seller or any such Subsidiary is bound, in each case, that relate exclusively to, in the ordinary course of business out of the operation of, the Business (collectively, the “Contracts”);
          (b) the property known as 216 avenue du Serpolet, 13704 La Ciotat, France, together with the Seller’s or any of its Subsidiaries’ right, title and interest in, to and under all buildings, improvements and fixtures thereon and all appurtenances thereto (the “Real Property”);
          (c) all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, copyrights, software and trade secrets, in each case, owned by the Seller or any of its Subsidiaries that are listed on Schedule 1.1(c) (the “Business Intellectual Property”);
          (d) all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property owned by the Seller or any of its Subsidiaries (i) that is listed on Schedule 1.1(d) or (ii) that is used or held for use exclusively in the Business (collectively, the “Tangible Personal Property”);
          (e) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by the Seller or any of its Subsidiaries that are listed in Schedule 1.1(e) (the “Inventory”);
          (f) subject to Section 1.5 hereof, all Permits used or held for use by Seller or any of its Subsidiaries exclusively in the Business that are listed on Schedule 1.1(f), to the extent that such Permits are transferable to the Buyer (the “Business Permits”);
          (g) all personnel records (to the extent permitted by applicable law) related to the Transferred Employees, customers’ and suppliers’ lists, sales and promotional literature and manuals owned by the Seller or any of its Subsidiaries, in each case, relating exclusively to the Business (the “Books and Records”); and
          (h) all prepaid expenses and security deposits relating exclusively to the Business that are listed on Schedule 1.1(h).
     Section 1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, neither the Seller nor any of its Subsidiaries is selling, assigning, transferring or conveying, and the Buyer is not purchasing or acquiring, any assets other than those specifically listed or described in Section 1.1 and, without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Seller and its Subsidiaries, all of which shall be retained by the Seller or such Subsidiary (collectively, the “Excluded Assets”):
          (a) all of the cash and cash equivalents of the Seller and its Subsidiaries and all accounts receivable, notes receivable and other receivables due to the Seller or any of its Subsidiaries, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
          (b) the corporate books and records of internal corporate proceedings, accounting and financial records, tax records, work papers and books and records of the Seller and its Subsidiaries and any internal reports relating to the business activities of the Seller and its Subsidiaries, other than those expressly included as Transferred Assets pursuant to Section 1.1(g);

          (c) all rights in the names and marks and any variation or derivation thereof listed in Schedule 1.2(c);
          (d) all of the bank accounts of the Seller and its Subsidiaries;
          (e) any interest in or right to any refund of or credit for taxes of any kind, whether or not relating to the Business, the Transferred Assets, or the Assumed Liabilities, for, or applicable to, any Pre-Closing Tax Period;
          (f) any insurance policies and rights, claims or causes of action thereunder, except those policies, rights, claims or causes of action governed by French law which will be automatically transferred to the Buyer;
          (g) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;
          (h) all rights of the Seller and its Subsidiaries under this Agreement and the Ancillary Agreements;
          (i) the capital stock owned by Seller and/or its Subsidiaries in each of Seller’s Subsidiaries;
          (j) (i) the Casing Patents and other intellectual property listed on Schedule 1.2(j) (collectively, the “Licensed Intellectual Property”), and with respect to which the parties will enter into the License Agreement, and (ii) any and all other intellectual property of the Seller that is not listed on, or referred to in, Schedule 1.1(c), including, without limitation, the items identified in Section 1.2(c);
          (k) all St@rKey® and mobile terrestrial receiver products comprised in the Inventory and any agreements relating thereto; and
          (l) any leased real property.
     Section 1.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy when due all liabilities and obligations set forth on Schedule 1.3 (collectively, the “Assumed Liabilities”). Buyer further agrees to and shall indemnify, defend and hold Seller and Seller’s Affiliates harmless for and against any and all liabilities, burdens and obligations associated with such Assumed Liabilities and any claim, loss, liability, damage or injury suffered by Seller or any of Seller’s Affiliates relating to the Assumed Liabilities or arising out of any failure by Buyer to satisfy when due the liabilities, burdens and obligations under, pursuant to, or relating to the Assumed Liabilities.
     The Buyer’s obligations under this Section 1.3 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant or any other obligation unrelated to this Agreement and the Ancillary Agreements. The Buyer agrees to reimburse the Seller and its Affiliates, dollar for dollar, in the event that any Person offsets from any amount such Person otherwise owes to the Seller or any of its Affiliates an amount that is (or is part of) an Assumed Liability. The Seller will provide notice to the Buyer of any such offset for which the Seller or any of its Affiliates is entitled to be reimbursed by the Buyer pursuant to this Section 1.3 as soon as reasonably practicable after Seller receives the same and the Buyer shall pay the Seller or such Affiliate promptly following receipt of such notice.
     Section 1.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming, and the Seller and its Subsidiaries, as applicable, shall pay, perform or otherwise satisfy when due, all liabilities and obligations of Seller and its Subsidiaries that are not Assumed Liabilities, including those set forth on Schedule 1.4 (the “Excluded Liabilities”). Seller agrees to and shall indemnify, defend and hold Buyer and Buyer’s Affiliates harmless for and against the obligation of Seller to pay and/or reimburse the Buyer for the Seller’s Portion of the Transferred Employee Liabilities and the Seller’s Portion of the Korean Rebates (each as defined in Schedule 1.4) and any claim, loss, liability, damage or injury suffered by Buyer or any of Buyer’s Affiliates relating to the Seller’s Portion of the Transferred Employee Liabilities and the Seller’s Portion of the Korean Rebates or arising out of any failure by Seller to satisfy when due the Seller’s Portion of the Transferred Employee Liabilities and the Seller’s Portion of the Korean Rebate.
     Section 1.5 Consents to Certain Assignments.
          (a) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to sell, transfer or assign any asset, agreement, Permit, claim or right or any benefit arising thereunder or resulting therefrom if an assignment or attempted assignment thereof, without the consent of a Person, would constitute a breach or other contravention under any agreement or applicable law to which the Seller or any of its Subsidiaries is a party or by which it is bound. The Seller shall endeavor to obtain the consents or waivers listed on Schedule 1.5, which has been mutually agreed to by Seller and Buyer; provided that in no event shall Seller or any of its Subsidiaries be required to make any payment to any Person or otherwise expend any amount in order for such Person to agree to grant any such consent or waiver. The Buyer agrees that neither the Seller nor any of its Affiliates shall have any liability to the Buyer arising out of or relating to the failure to obtain any consent or waiver that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. The Buyer further agrees that no representation or warranty of the Seller herein shall be breached or deemed breached and, except as set forth in Section 6.3(d), no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any consent or waiver or any circumstances resulting therefrom, (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or waiver or any circumstances resulting therefrom, or (iii) any termination of a Contract that is a Transferred Asset by a third party to such Contract in the event such Contract grants such third party the right to terminate as a result of Seller or any of its Subsidiaries entering into the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise.
     (b) Without prejudice to the provisions of Sections 6.3 (d), if any such consent or waiver is not obtained on or prior to Closing and, as a result thereof, the Buyer shall be prevented by a third party from receiving the rights and benefits with respect to such Transferred

Asset intended to be transferred hereunder, or if any transfer or assignment or attempted transfer or assignment would adversely affect the rights of the Seller or any of its Subsidiaries thereunder so that the Buyer would not in fact receive all such rights or the Seller or any of its Subsidiaries would forfeit or otherwise lose the benefit of rights that the Seller or any of its Subsidiaries is entitled to retain, the Seller and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the liabilities, economic burdens and obligations with respect thereto in accordance with this Agreement, including, without limitation, by subcontracting, sublicensing or subleasing to the Buyer; provided that all reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by the Buyer. The Seller shall pay to the Buyer when received all monies received by the Seller or any of its Subsidiaries with respect to any such Transferred Asset or any claim or right or any benefit arising thereunder and the Buyer shall indemnify and promptly pay the Seller and its Affiliates for all liabilities, economic burdens and obligations of the Seller or any of its Affiliates associated with such Transferred Asset or any claim or right or any benefit arising thereunder.
     Section 1.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller an aggregate amount equal to Eleven Million United States Dollars (US$11,000,000) (the “Purchase Price”) and (b) assume the Assumed Liabilities. The Purchase Price shall be payable as follows:
          (i) on the Closing Date, Buyer shall pay to Seller by wire transfer to a bank account designated in writing by the Seller, in immediately available funds in United States dollars, the sum of Nine Million United States Dollars (US$9,000,000), and
          (ii) on the later of (A) the Closing Date and (B) the date two (2) weeks after the date of the completion, in all material respects and consistent with reasonable engineering standards, of the tests outlined in Section 7 of the procedures relating to the Casper Chip that are attached as Schedule 1.6 and the release for production of the Casper Chip, Buyer shall pay to Seller by wire transfer to a bank account designated in writing by the Seller, in immediately available funds in United States dollars, an amount equal to (1) the sum of Two Million United States Dollars (US$2,000,000) minus (2) the aggregate amount of all reasonable and documented out-of-pocket third party expenses for coding, synthesis, simulation, verification, layout or mask changes that are actually incurred by Buyer after the Closing Date and directly applicable to a respin/redesign resulting in the re-manufacturing of engineering sample ASIC’s required to complete, after the Closing Date, any of the procedures set forth on Schedule 1.6 that were not completed prior to the Closing Date, and to enable a product that has substantially the same functionality as WorldCam.
     Section 1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets in a manner to be finally agreed upon by the parties at or prior to Closing, which shall be substantially as set forth in Schedule 1.7. Buyer and Seller shall report the purchase and sale of the Transferred Assets in accordance with such allocation for all tax purposes in all relevant jurisdictions (including, without limitation, the filing of the forms prescribed under Section 1060 of the Internal Revenue Code of 1986 and Treasury Regulations promulgated thereunder).
     Section 1.8 Closing.
          (a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, Paris, France, on the third Business Day following the satisfaction or, to the extent permitted by applicable law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”.
          (b) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:
               (i) duly executed originals of each of the Ancillary Agreements;
               (ii) a duly executed certificate of the secretary of the Seller in customary form;
               (iii) a duly executed certificate of an executive officer of the Seller pursuant to Section 6.3(a); and
               (iv) copies of the settlement agreements entered into with, or written objections received from, any Excluded Employee as of the Closing Date.
          (c) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:
               (i) duly executed originals of each of the Ancillary Agreements;
               (ii) a duly executed certificate of the secretary of the Buyer in customary form; and
               (iii) a duly executed certificate of an executive officer of the Buyer pursuant to Section 6.2(a).
     Section 1.9 Transfer of Business Employees.
          (a) Schedule 1.9 contains a list (divided into Singapore, France and Germany) of the individuals employed by the Seller or its Subsidiaries immediately prior to the Closing Date whose duties relate primarily to the operations of the Business, regardless of the company payroll on which such individuals are listed, and whose employment contracts are governed by Singapore, French or German law, respectively, hereinafter referred to as the “Singapore Business Employees,” “French Business Employees” and “German Business Employees,” respectively, and, together, the “Business Employees”). Each of the Business Employees is

intended to be transferred to the Buyer in accordance with the process and procedures set forth on Schedule 1.9. Schedule 1.9 also contains a list of four employees whose employment contracts are governed by German law and who could claim that their respective duties relate primarily to the operations of the Business and that they are assigned to the Business, but with respect to whom the Buyer has indicated that it does not wish to retain (the “Excluded GBEs”). To the extent that any Business Employee or Excluded GBE is actually transferred to the Buyer as of the Closing Date, such Business Employee or Excluded GBE shall be referred to as a “Transferred Employee.” To the extent that any Business Employee or Excluded GBE effectively objects to being transferred to the Buyer as of the Closing Date in accordance with applicable law and is not in fact transferred to the Buyer as of the Closing Date, such Business Employee or Excluded GBE shall be referred to as an “Excluded Employee.”
          (b) To the extent an Excluded Liability relates to any Transferred Employee (a “Transferred Employee Liability”), the Seller agrees to and shall indemnify, defend and hold Buyer and its Affiliates harmless for and against any and all liabilities, burdens and obligations associated with such Transferred Employee Liability and any claim, loss, liability, damage or injury suffered by Buyer or any of its Affiliates relating to such Transferred Employee Liability or arising out of any failure by Seller or its Subsidiaries to satisfy when due the Transferred Employee Liability. To the extent that the Buyer is required to make and makes a payment to a Transferred Employee or any Governmental Authority that constitutes a Transferred Employee Liability, the Seller shall promptly reimburse the Buyer for any such amount actually paid by Buyer or its Affiliates.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     Except as set forth in and subject to the Disclosure Schedules attached hereto as Exhibit A (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:
     Section 2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all necessary corporate power and authority to own, lease and/or operate the Transferred Assets and to carry on the Business as it is now being conducted.
     Section 2.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed by the Seller. This Agreement constitutes, and upon their execution and delivery each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 2.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of the Seller; (ii) conflict with or violate any law applicable to the Seller, the Business or any of the Transferred Assets or by which the Seller, the Business or any of the Transferred Assets may be bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Contract; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
          (b) The Seller or one of its Subsidiaries has consulted with the works council for its branch in France and obtained the works council’s opinion with respect to the transactions contemplated by this Agreement prior to the execution of this Agreement by Seller. Unless otherwise provided herein, the Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit, consent or clearance of or with any United States or non-United States national, supranational, federal, state, provincial, local or similar governmental, regulatory or administrative authority, branch, agency or commission or any judicial or arbitral body (a “Governmental Authority”) in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) filings made or consents, approvals or authorizations obtained on or prior to the Closing, (ii) any filings required to be made under any applicable antitrust or merger control laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
     Section 2.4 Absence of Certain Changes or Events. Since January 1, 2006, there has not occurred any Material Adverse Effect. The Buyer acknowledges that there may be disruption to the operation of the Business solely as a result of (i) the announcement by the Seller of its intention to sell the Business, (ii) the execution of this Agreement or the Ancillary Agreements, including, without limitation, as a result of the identity of the Buyer, and (iii) the consummation of the transactions contemplated hereby, and the Buyer agrees that any such disruptions do not and shall not constitute a breach of this Section 2.4 or a Material Adverse Effect.
     Section 2.5 Compliance with Law; Permits. To the Knowledge of the Seller, the Business is being conducted in material compliance with all applicable laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller or its Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate the Transferred Assets and to conduct the Business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 2.6 Litigation. As of the date hereof, there is no action, suit, arbitration or proceeding by or before any Governmental Authority in connection with the Business pending, or to the Knowledge of the Seller, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 2.7 Employee Plans. Except for employee compensation and benefit plans required under applicable law, Schedule 2.7 of the Disclosure Schedules sets forth all material employee benefit and compensation plans, contracts, policies, programs and arrangements sponsored, maintained or contributed to by the Seller or its Subsidiaries in connection with the Business in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Business Employees or their dependents participate.
     Section 2.8 Labor and Employment Matters. Other than amounts that are or will become Assumed Liabilities, including, without limitation, accrued vacation and RTT Days (as defined in Schedule 1.9), the Seller has paid or has caused its Subsidiaries to pay, as the case may be, all salaries, reimbursement of expenses and other compensation and compensation related obligations to which the Transferred Employees are entitled pursuant to applicable law and their employment contracts that have become due and payable as of the date hereof, and the related social security charges and taxes that have become due and payable as of the date hereof, and will pay such amounts that become due and payable prior to the Closing Date. No written employment contract of any of the Transferred Employees contains materially more favorable clauses, including as regards severance indemnities, than those provided by applicable law or any applicable collective bargaining agreements. Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Seller nor any of its Subsidiaries is in breach of, or default under, any employment agreement with a Transferred Employee and (ii) all such employment agreements are in full force and effect and are valid and binding on the Seller and/or its Subsidiaries (as the case may be) and, to the Knowledge of the Seller, the applicable employee.
     Section 2.9 Property.
          (a) The Seller or one of its Subsidiaries is the sole owner of, and has valid title to, the Real Property, which title is recorded on the relevant land registry (Conservation des Hypothèques). Other than Permitted Encumbrances, the preemptive right provided by Article L. 211-1 of the French Code de l’Urbanisme and any other exception that is recorded on the registry of the Conservation des Hypothèques or would not reasonably be expected to have a Material Adverse Effect, the Real Property is (i) free and clear of any charges, claims, attachment, mortgages, leases, liens, pledges or security interests or restrictions of any kind, (ii) free of any specific planning and zoning (urbanisme) measure or regulation which might materially affect the value of the Real Property and (iii) not affected by any easement, contractual preemptive right, option or similar right in favor of a third party, and Seller has not received any written notice of any claim in this regard or that the Real Property is subject to any administrative or court action. The Real Property has been maintained in the ordinary course of Seller’s or its Subsidiary’s business. To the Knowledge of Seller, the Real Property does not qualify as a classified installation (“installation classée”) for environmental purposes.
          (b) Schedule 1.1(d) of the Disclosure Schedules lists each piece of Tangible Personal Property owned by the Seller or one of its Subsidiaries that is material to, and used exclusively in, the Business. The Seller or one if its Subsidiaries has good and marketable title to all Tangible Personal Property, free and clear of all charges, claims, mortgages, leases, liens, options, pledges or security interests or other restrictions of any kind, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) Subject to Section 2.4 and the fact that (i) the Business has not heretofore been conducted by the Seller and its Subsidiaries separate and distinct from the other businesses of the Seller and its Subsidiaries, (ii) the Buyer is only purchasing segregated assets from the Seller, rather than a complete and separate company with all of its administration and operational functions, information technology, accounting and other systems and infrastructure, (iii) the Buyer does not intend to take and/or retain all of the employees of Seller and its Subsidiaries involved in the Business, (iv) the intellectual property listed on Schedule 1.2(c) is an Excluded Asset, (v) certain Permits, Contracts and other agreements and items may not be transferable or assignable by the Seller to the Buyer, (vi) the Transferred Assets do not constitute all of the assets, properties, agreements and other items that the Seller and its Subsidiaries used prior to the Closing in the conduct of the Business, and (vii) the Buyer intends to conduct a portion of the Business through the CAM Agreements and may instruct the Seller to transfer certain of the Contracts to third parties, and assuming that (1) the Buyer has all of the necessary administration and operational functions, information technology systems, infrastructure and employees in place at Closing and (2) no customer, employee, supplier or other Person terminates or modifies its business or other relationship with the Business and there is no other change with respect to the Business or the industry in which the Business operates, the Transferred Assets, taken together with the Licensed Intellectual Property, are sufficient to enable the Buyer to continue to operate the Business after the Closing Date, in all material respects, in the same manner in which it was conducted by the Seller prior to the Closing Date.
     Section 2.10 Intellectual Property. The Seller or one of its Subsidiaries holds sole title to the Business Intellectual Property, free from any encumbrance, lien, pledge or security interest, other than any such exceptions that would not, individually or in the aggregate, be expected to be material. The patents and trademarks that are included in the Business Intellectual Property have been validly registered and maintained in force in favor of the Seller or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have an adverse and material effect on the use of such patents or trademarks in the Business.

The Seller or its Subsidiaries has paid all due and payable related fees related to the Business Intellectual Property, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect. To the Knowledge of the Seller, no written claim has been asserted or threatened that the use or exploitation by the Seller or any of its Subsidiaries of any Business Intellectual Property infringes the intellectual property of any third party. Neither Seller nor any of its Subsidiaries owns any patent, trademark, trade name or copyright that is used in, and is material to, the Business, other than the Business Intellectual Property, the License Intellectual Property and the items listed on Schedule 1.2(c).
     Section 2.11 Taxes. The Seller has filed or caused to be filed all tax and social security charge or similar tax returns relating to the Business which have become due and payable (taking into account valid extensions of time to file) prior to the date hereof, except as would not reasonably be expected to have a Material Adverse Effect, and the Seller has paid or caused to be paid all taxes and related charges due and payable therein, in each case, to the extent the Buyer would reasonably be expected to incur liability for the Seller’s failure to file such returns or pay such taxes (subject to Section 5.2 below).
     Section 2.12 Material Contracts.
          (a) Schedule 2.12 of the Disclosure Schedules lists each of the following written Contracts (such Contracts described in this Section 2.12 being “Material Contracts”) to which the Seller or any of its Subsidiaries is a party or bound: (i) all Contracts that provide for payment or receipt by the Seller or any of its Subsidiaries in connection with the Business of more than US$300,000 per year; (ii) all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time; (iii) all joint venture, partnership or similar Contracts; and (iv) any other Contract that is believed by the Seller to be material to the Business, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on the Seller and its Subsidiaries (as the case may be) and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect. Except as requested by Buyer or as otherwise contemplated by this Agreement or the Schedules hereto, to the Knowledge of Seller, as of the date hereof, no customer, supplier, employee or other Person who is a counter-party to a Material Contract has informed the Seller that it intends to terminate or modify its business relationship with the Business, the result of which would reasonably be expected to have a Material Adverse Effect. Neither the Seller nor any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Seller has made available to Buyer copies of the South Korean supply agreements between SCM Microsystems (Asia) Pte Ltd and (i) CJ Cablenet dated May 20, 2004, (ii) Korean Digital Cable Media Center Co., Ltd. dated June 1, 2005, and (iii) Qrix Networks, Inc. dated March 17, 2005 (together, the “Korean Contracts”), which agreements are included in the definition of “Contracts” pursuant to Section 1.1(a) and constitute “Transferred Assets” hereunder. The Korean Contracts are governed by Singapore law and none of the Korean Contracts contain specific prohibitions against the assignment of the rights and benefits of Seller and its Subsidiaries under such supply agreements nor any express requirement that Seller shall obtain the prior consent of the relevant contract counter-party to such agreement. To the knowledge of Seller and subject to an exception relating to the performance of personal services, which Seller does not believe is applicable to the Korean Contracts, Singapore common law generally allows the assignment of the rights and benefits under an agreement in the absence of a specific prohibition against assignment.
     Section 2.13 Inventory. Since December 31, 2005, Seller has in all material respects managed its inventory in the ordinary course of business consistent with past practices and its practices relating to its other businesses and, as Seller believes, a reasonably prudent person conducting the Business as a going concern would have managed its inventory.
     Section 2.14 Subsidies. There is no subsidy that would reasonably be expected to be transferred to the Buyer in connection with the transactions contemplated by this Agreement.
     Section 2.15 Brokers. Except for Avondale Partners, LLC, the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller as follows:
     Section 3.1 Organization. Kudelski S. A. is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
     Section 3.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed by the Buyer. This Agreement constitutes, and upon their execution and delivery each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of the Buyer; (ii) conflict with or violate any law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby (a “Buyer Material Adverse Effect”) or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
          (b) To the Knowledge of the Buyer, the Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) filings made or consents, approvals or authorizations obtained on or prior to the Closing, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
     Section 3.4 Financing. The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer has provided the Seller with accurate and complete copies of the commitment letters or other materials satisfactory to the Seller evidencing the Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer shall have obtained financing for payment of the Purchase Price.
     Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
     Section 3.6 No Knowledge of Breaches. The Buyer has no Knowledge or reason to believe that any of the representations or warranties made by the Seller as of the date hereof are untrue, incomplete or inaccurate.

ARTICLE IV
COVENANTS
     Section 4.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Business shall be conducted only in the ordinary course of business in all material respects, and the Seller shall use its commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom the Seller deals in connection with the conduct of the Business in the ordinary course.
     Section 4.2 Covenants Regarding Information.
          (a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer, at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s or any of its Subsidiaries’ personnel, reasonable access to the properties, offices, plants and other facilities, books and records of the Seller and its Subsidiaries relating exclusively to the Business, and shall furnish the Buyer with such financial, operating and other data and information to the extent relating exclusively to the Business as the Buyer may reasonably request. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer if such disclosure would, in the Seller’s sole discretion, (i) contravene any applicable laws or fiduciary duty (ii) have a material adverse effect on Seller, or (iii) relate to any consolidated, combined or unitary tax return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.
          (b) In order to facilitate the resolution of any claims made against or incurred by a party (as it relates to the Business), for a period of ten years after the Closing or, if shorter, the applicable period specified in a party’s document retention policy, each party shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) upon reasonable notice, afford the other party reasonable access (including the right to make, at the other party’s expense, photocopies), during normal business hours, to such books and records; each party shall notify the other party in writing at least 30 days in advance of destroying any such books and records prior to the tenth anniversary of the Closing Date in order to provide the other party the opportunity to copy such books and records in accordance with this Section 4.2(b).
     Section 4.3 Update of Disclosure Schedules; Knowledge of Breach. The Seller shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any event, condition or matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been included or described in the Disclosure Schedules. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article VI have been satisfied. Notwithstanding the foregoing, any such supplemental or amended disclosure shall be subject to the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, in order to be part of this Agreement.

     Section 4.4 Notification of Certain Matters. Until the Closing, each party hereto shall notify the other party in writing as soon as reasonably practicable of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is or becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied.
     Section 4.5 Confidentiality. The terms and provisions of the confidentiality agreement dated September 21, 2005 between the Buyer and the Seller (the “Confidentiality Agreement”) are incorporated by reference herein and made a part hereof and Buyers obligations thereunder shall continue in full force and effect and survive after the Closing Date. Seller may disclose the existence of this Agreement as required by applicable law or in connection with any proposed sale or merger of Seller.
     Section 4.6 Consents and Filings; Further Assurances. Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, without limitation, to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement or the Ancillary Agreements required under any applicable law. In addition, immediately after the execution of this Agreement, the Seller shall, or procure that the relevant persons shall, (i) launch the regularization process of the building permit (number PC 13 028 87 B 0298 dated December 10, 1987) aiming at obtaining a compliance certificate (permis de construire de régularisation) from the town hall which has delivered such permit and to (ii) file such request with the relevant town hall on or before the Closing Date. All costs and fees relating to such regularization process (including those relating to the ordering of the construction plans and the work of the architect to be designated in connection with this process, i.e, the preparation of the request and the follow-up until the town hall has rendered its decision) shall be borne by the Seller. In the event the compliance certificate has not been issued prior to the Closing Date, the Seller shall deliver a copy of the regularization file and related documents, and introduce the designated architect, to the Purchaser, who will then handle the follow-up and supervision of the regularization process, at Purchaser’s costs (except for architect’s fees relating to the follow-up during the instruction period of the request), with the cooperation of the Seller, using commercially reasonable efforts. Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement or the Ancillary Agreements and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.
     Section 4.7 Release of Guarantees. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller and its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed in Schedule 4.7 (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the Seller and its Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller or its Affiliates that are a party to such Guarantee until such Guarantee is released.
     Section 4.8 Corporate Name; Website; Email. The Buyer acknowledges that, from and after the Closing Date, the Seller and any of its Affiliates shall have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks incorporating all or part of “SCM Microsystems” or the other names and marks listed on Schedule 1.2(c), by itself or in combination with any other name or mark, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. The Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any name, phrase or logo incorporating all or part of “SCM Microsystems” or the other names and marks listed on Schedule 1.2(c), in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that the Buyer may continue to use any printed literature, sales materials, purchase orders and sales forms (collectively, “Printed Forms”) and sell any products, in each case, that are included in the Inventory on the Closing Date and that bear a name, phrase or logo incorporating all of part of “SCM Microsystems” (as limited by any existing agreements the Seller may have with third parties) until the supplies thereof existing on the Closing Date have been exhausted, but in any event, for not longer than nine months after the Closing Date; provided further, that, with respect to any such Printed Forms or products, from and after such nine-months period the Buyer shall sticker or otherwise mark such Printed Forms and products as necessary in order to indicate clearly that neither the Seller nor any of its Affiliates is a party to such Printed Forms or is selling such products. From and after the expiration of such nine-months period, the Buyer shall cease to use any such Printed Forms, delete or cover (as by stickering) any such name, phrase or logo from any item included in the Inventory that bears such name, phrase or logo and take such other commercially reasonable actions as may be necessary or advisable to clearly and prominently indicate that neither the Buyer nor any of its Affiliates is affiliated with the Seller or any of its Affiliates. In addition, for a period of up to sixty (60) days after the Closing Date, (i) the Seller shall provide a link on its website for customers of the Business to access the Buyers website and (ii) the Seller shall forward to Buyer email messages relating to the Business that have been sent to the prior email addresses of the Transferred Employees on the Sellers domain.
     Section 4.9 Refunds and Remittances. After the Closing: (i) if the Seller or any of its Affiliates receives any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

     Section 4.10 Joint and Several Liability. To the extent that Kudelski S.A. causes one or more of its Affiliates to purchase the Transferred Assets, assume the Assumed Liabilities and/or perform any other obligation of Buyer hereunder or under any of the Ancillary Agreements, Kudelski S.A. and such Affiliate(s) shall be jointly and severally liable for the performance of such obligations; provided that it is expressly agreed by the parties that each Affiliate of Kudelski S.A. shall be liable only for the performance of the obligations relating to the Transferred Assets, the Assumed Liabilities and the other obligations of Buyer purchased and/or assumed by it pursuant to or in connection with this Agreement and/or the Ancillary Agreements and that such Affiliate shall not be liable for the performance of the obligations relating to Transferred Assets, Assumed Liabilities or other obligations of Buyer purchased and/or assumed by any other Affiliate of Kudelski S.A. To the extent that one of the Seller’s Affiliates is a party to one or more of the Ancillary Agreements, the Seller and such Affiliate shall be jointly and severally liable for the performance by such Subsidiary of such Affiliate’s obligations under such Ancillary Agreement; provided that it is expressly agreed by the parties that each Affiliate of the Seller shall be liable only for the performance of its obligations set forth in such Ancillary Agreement and that such Affiliate shall not be liable for the performance of any obligation of any other Affiliate of Seller set forth in such Ancillary Agreement or any other Ancillary Agreement.
     Section 4.11 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable law or any listing agreement of either party hereto.
     Section 4.12 Conditional Access Module Agreements. The Seller will provide the Buyer with reasonable cooperation (and the Buyer will reimburse the Seller for any out-of pocket expenses actually incurred by the Seller, other than payroll for the Seller’s employees and travel and administrative costs, but, for the avoidance of any doubt, including, without limitation, any amount the Seller may have to pay to any third party reseller or third party licensor), prior to and, if necessary and requested by the Buyer, after the Closing Date, to assist the Buyer in the Buyer’s effort to (i) negotiate and enter into an agreement with a certain third party reseller relating to the sale by the Business of conditional access modules to such third party reseller and the subsequent resale of such conditional access modules by the third party reseller to end users and (ii) cause such third party reseller to negotiate and enter into a license agreement with a certain third party licensor that will allow the third party reseller to incorporate the conditional access systems of the third party licensor into such conditional access modules on terms substantially similar to such third party licensor’s then current standard license terms and conditions.
     Section 4.13 Non-Compete. Until December 31, 2009, the Seller shall, and shall cause its Subsidiaries that exist on the Closing Date to, refrain from, directly or indirectly, selling products that directly compete with the digital television security solution products of the Business that exist as of the Closing Date; provided, however, that the foregoing restriction shall not apply to, restrict or bind, in any way, (a) Seller with respect to the production and sale of digital media readers, including those that might be use in digital televisions and (b) any Person that may at any time in the future (i) acquire the Seller or any of its Affiliates or any of the assets or properties of the Seller or any of its Affiliates, (ii) be acquired by the Seller or any of its Affiliates, (iii) merge or consolidate with or into the Seller or any of its Affiliates, or (iv) otherwise succeed to the business or operations of the Seller or any of its Affiliates. The Seller shall cause Robert Schneider, the Seller’s Chief Executive Officer, to enter into a similar non-compete agreement with a term of two (2) years (the “Schneider Agreement”) that is substantially in the form attached hereto as Exhibit I.
     Section 4.14 Notice to German Employees. The Buyer shall prepare and provide to the Seller and each of the German Business Employees promptly, and in any event, within three (3) business days, after the execution of this Agreement the notice required under the applicable statutory provisions, including Section 613a (5), (6), of the German Civil Code (BGB). The Seller will provide the Buyer with reasonable cooperation in connection with the Buyer’s preparation of such notice. Prior to the notice being delivered to the Excluded GBEs, Seller shall inform each Excluded GBE of their respective rights as a result of the consummation of the transactions contemplated by this Agreement and that the Buyer does not desire to retain such Excluded GBE after the Closing Date.
ARTICLE V
TAX MATTERS
     Section 5.1 Cooperation. From and after the Closing Date, the parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all returns and other filings with respect to taxes of any kind, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, action or proceeding relating to taxes. The parties hereto shall cooperate with each other in the conduct of any audit or other claim, action or proceeding related to taxes involving the Transferred Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.1.
     Section 5.2 Allocation of Taxes. All taxes of any kind (including, without limitation, personal property taxes and similar ad valorem obligations and business taxes, but — for the avoidance of doubt — excluding income tax or tax on capital gains upon the sale of the Transferred Assets) levied with respect to the Transferred Assets or the Business for a taxable period that includes (but does not end on) the Closing Date shall be apportioned prorata temporis between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing, the Seller and the Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.2, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. From time to time after the

Closing, as may be necessary, the Seller shall notify the Buyer upon receipt of any bill for tax relating to the Transferred Assets or the Business (such as personal property taxes and business taxes), part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers any part of the Pre-Closing Tax Period, the Seller shall also remit prior to the due date of assessment to the Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either the Seller or the Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.2, the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 5.2 and not made when due shall bear interest at the rate of seven and one-half percent (7.5%) per annum.
     Section 5.3 Sales and Use Taxes. If any sales, use and any other similar transfer taxes or any registration, stamp or other duties arise out of or become due as the result of the transfer of the Transferred Assets (“Sales Tax”), such taxes and duties shall be determined at Closing based on the Purchase Price allocation described in Section 1.7 and shall be paid by the Buyer. To the extent permitted by applicable law, the Buyer and the Seller shall cooperate fully in minimizing the Sales Tax. To the extent a taxing authority provides notice to the Seller of an audit of the Sales Tax, the Seller shall promptly notify the Buyer and the Buyer shall assume responsibility for such audit and shall pay when due any additional Sales Tax ultimately assessed with respect to the transactions contemplated by this Agreement. The Buyer shall have complete authority to control, settle or defend any proposed adjustment to the Sales Tax subject to the Seller’s approval, which shall not be unreasonably withheld, and the Seller shall cooperate fully with the Buyer in its defense or settlement of any proposed adjustment to the Sales Tax. Buyer hereby agrees to indemnify, defend, and hold Seller and its Affiliates harmless for any claims, losses, costs, fines, assessments, fees, liabilities, damages or injuries suffered by Seller or its Affiliates relating to the Sales Taxes or arising out of any failure by Buyer to pay the Sales Taxes.
     Section 5.4 Other Taxes. Taxes attributable to the Transferred Assets, other than those treated specifically in Sections 5.2 and 5.3, shall be borne by the party incurring such taxes (other than solely by reason of successor liability or similar provisions of law) under applicable law, and each party shall indemnify, defend and hold the other party harmless from and against all taxes for which such party is liable pursuant to this Section 5.4. The Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all tax returns and other filings for all taxable periods beginning after the Closing Date, shall pay all taxes shown to be due on such returns and other filings, and shall indemnify and hold the Seller harmless against, from and respect of all taxes (i) for any taxable year or period commencing after the Closing Date, and (ii) for any taxable period beginning before and ending after the Closing Date, other than taxes attributable to the Pre-Closing Tax Period. The provisions of Section 5.2 regarding payment, verification, and interest shall apply to the taxes that are subject to this Section 5.4.
     The Seller will be entitled to invoice to the Buyer any French VAT due to the French Treasury as a result of the sale of the French properties in accordance with articles 210 Schedule

II of the French tax code. More generally, the Seller will be entitled to claim to the Buyer any VAT due as a result of the sale of the Business.
     The Seller and the Buyer agree that the sale, purchase and transfer of the German Transferred Assets qualifies as a transfer of a going concern (Geschäftsveräußerung im Ganzen). The Buyer guarantees by way of an independent, no-fault promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code to the Seller that all legal requirements for the transfer of a going concern as laid down in the German Value Added Tax Act (“German VATA”, Umsatzsteuergesetz) are met. In this regard, the Buyer explicitly guarantees to the Seller to continue to conduct the Business with the German Transferred Assets.
     If a later tax audit (Betriebsprüfung) turns out that the sale, purchase and transfer of the German Transferred Asset cannot be qualified as a transfer of a going concern, the Buyer shall pay to SCM Microsystems GmbH, in exchange for an invoice described in Section 5.5, an amount equal to the German VAT and interest hereon payable, if any, on the aggregate of the Purchase Price and the value of the German Assumed Liabilities pursuant to Section 1.3 as far as the Purchase Price and the value of the German Assumed Liabilities pursuant to Section 1.3 are attributable to the German Transferred Assets, except for German VAT which is payable by the Buyer directly to the German tax authorities according to Section 13b German VATA (reverse charge). This additional amount will be due ten (10) days after receipt of the tax assessment following the tax audit.
     If the sale, purchase and transfer of the Singapore Transferred Assets qualifies as a transfer of a business of a going concern for the purposes of Section 34A(1) of the Singapore Goods and Services Tax Act (Chapter 117A) (“GST Act”), neither the Buyer nor the Seller shall not be liable for the payment of tax under the GST Act for the transfer of the Singapore Transferred Assets. However, if such sale, purchase and transfer of the Singapore Transferred Assets is subject to payment of goods and services tax under the GST Act, the parties agree that such tax shall be borne solely by the Buyer.
     Section 5.5 Tax Certificates. As soon as reasonably practicable, the Seller will provide Buyer with appropriate invoices for VAT purposes on the inventory to be acquired by the Buyer from the Seller under this Agreement.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable law, be waived in writing by either party in its sole discretion (provided that such waiver shall only be effective as to the obligations of the waiving party):
          (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent), including, without limitation, any law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
          (b) Any waiting period (and any extension thereof) under any antitrust or merger control law applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.
     Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
          (a) The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including, without limitation, the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The Buyer shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
          (b) The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Seller and its Subsidiaries.
          (c) Buyer shall have delivered each of the documents set forth in Section 1.8(c) to Seller.
     Section 6.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
          (a) The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including, without limitation, the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
          (b) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements and the Schneider Agreement, signed by each party other than the Buyer and its Affiliates.
          (c) Seller shall have or shall have caused to be delivered each of the documents set forth in Section 1.8(b) to Buyer.
          (d) The third party consents listed on Schedule 1.5 shall have been obtained.
          (e) The applicable one-month period during which any Excluded GBE shall be entitled to object to his/her transfer as provided in Schedule 1.9 shall have lapsed, provided that the Buyer shall have shall have complied with Section 4.14 hereof.
          (f) Except as set forth on Schedule 2.4, no Material Adverse Effect shall have occurred between the date hereof and the Closing Date.
          (g) The following documents relating to the Real Property shall have been provided to the Buyer, subject to the Buyer or its agents making an advance of at least 300 Euros to the Seller’s real property notary on or prior to the date of this Agreement:
•	Construction plans relating to the 1987 building permit;

•	Zoning documents relating to “ZAC” where the Real Property is located;

•	Easement plans;

•	Insurance certificate acknowledging the absence of any material claims since the acquisition of the Real Property by the Seller;

•	Urbanism certificate (note d’urbanisme);

•	Certificate that the air conditioning system is not affected by legionella;

•	A copy of the request relating to the regularization of the building permit filed with the town hall in accordance with Section 4.6.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Buyer and the Seller;
          (b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform, and (z) has not been waived by the Buyer; or
          (c) by either the Seller or the Buyer if the Closing shall not have occurred by the date 120 days after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date.
The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other party.
     Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, except that (a) the obligations set forth in, Sections 2.15 and 3.5 relating to broker’s fees and finder’s fees, Section 4.5 relating to confidentiality, Section 4.11 relating to public announcements, Article VIII and this Section 7.2 shall survive any termination of this Agreement and the parties shall continue to have liability thereunder and (b) nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Non-survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the Seller and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing, including, but not limited to, Sections 1.3, 1.4, 1.5, 1.6, 1.7 and 1.9, Sections 2.15 and 3.5 relating to broker’s fees and finder’s fees, Section 4.2(b) relating to the retention of records, Section 4.5 relating to confidentiality, Section 4.6 relating to consents and filings and further assurances, Section 4.7 relating to guarantees, Section 4.8 relating to corporate name, Section 4.9 relating to refunds, Section 4.10 relating to joint and several liability, Section 4.11 relating to public announcements, Article V relating to taxes, this Article VIII, and Section 7.2 regarding the effect of termination.
     Section 8.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

     Section 8.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.
     Section 8.4 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon electronic confirmation of delivery by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (a) if to the Seller, to:
SCM Microsystems, Inc.
466 Kato Terrace
Fremont California 94539
Attention: Steven Moore
Facsimile: +49-89-9595-59-5506
          with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention: Joseph Barbeau
Facsimile: (650) 849-5333
          (b) if to the Buyer, to:
Adrienne Corboud
Executive Vice President Business Development, Kudelski Group
Route de Geneve 22
CH — 1033 Cheseaux
Phone + 41 21 732 01 20
Fax + 41 21 732 03 00
E-mail: adrienne.corboud@nagra.com

          with a copy (which shall not constitute notice) to:
Christine Bougis-Stentz
Member of the Paris and New York Bars, Partner
Correspondent DLA Piper Rudnick Gray Cary US LLP
12 rue de la Paix
75002 Paris, France
Tel: +33 (0)1 40 15 24 00
Fax: +33 (0)1 40 15 24 03
Email: christine.bougisstentz@dlapiper.com
     Section 8.6 Interpretation. When a reference is made in this Agreement to a paragraph, section, article or exhibit, such reference shall be to a paragraph, section, article or exhibit of this Agreement unless otherwise indicated. This Agreement has been negotiated and written in the English language and the English text hereof shall be the controlling text in the event of any discrepancy that may exist between the English text and any translation therefrom. The parties agree that this Agreement shall be interpreted according to its plain meaning and not strictly for or against any party. No party to this Agreement has relied upon the advice of any other party or that party’s agents as to the legal, tax or other consequences of this Agreement. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     Section 8.7 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior written agreements, arrangements, communications and understandings.
     Section 8.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except with respect to the Business Employees and the Excluded GBEs to the extent expressly set forth in Section 1.9 or Schedule 1.9. For the avoidance of any doubt, the stockholders of Seller are not third party beneficiaries under this Agreement and shall have no right to rely on the representations and warranties contained herein as characterizations of the actual state of facts or condition of the Seller or any of its Subsidiaries.
     Section 8.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed exclusively by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction. The conflicts of laws principles of the State of Delaware and the United Nations Convention on Contracts for the International Sale of Goods (CISG) are expressly excluded.
     Section 8.10 Submission to Arbitration. The Parties hereby irrevocably consent and agree that any dispute arising in connection with this Agreement shall be finally settled under the

Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The place of arbitration shall be Paris, France and the language of the arbitral proceedings shall be English.
     Section 8.11 Disclosure Generally. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Any item of information disclosed in any Disclosure Schedule and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
     Section 8.12 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, representative or investor of either party hereto.
     Section 8.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 8.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 8.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 8.17 No Consequential Damages. The parties hereto expressly acknowledge and agree that, except with respect to a breach of Section 4.5 or 4.8 hereof, no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including, without limitation, business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
     Section 8.18 Disclaimer of Implied Warranties.
          (a) Except for the representations and warranties expressly set forth in this Agreement, (i) neither party nor any of such party’s Subsidiaries, Affiliates or representatives is making any representation or warranty whatsoever, whether oral or written or express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or the Assumed Liabilities, and (ii) neither party is relying on any statement, representation or warranty, whether oral or written or express or implied, made by the other party or any of such party’s Subsidiaries, Affiliates or representatives. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that, except as expressly otherwise stated in this Agreement, neither the Seller nor any of its Subsidiaries, Affiliates or representatives makes any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including, without limitation, merchantability or fitness for a particular purpose. The Buyer acknowledges and agrees that it shall obtain rights in the Transferred Assets in their present condition and state of repair, “as is” and “where is.”
          (b) In connection with the Buyer’s investigation of the Business, the Buyer has received certain estimates, projections and other forecasts regarding the Business and the Transferred Assets. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, the Seller makes no representation or warranty with respect to such estimates, projections and other forecasts (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts).
ARTICLE IX
DEFINITIONS
     Section 9.1 Certain Defined Terms. For purposes of this Agreement:
          (a) “Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, but not limited to, affiliates within the meaning of Sec. 15 et seq. of the German Stock Corporation Act (AktG).
          (b) “Ancillary Agreements” means the Assumption Agreement, the License Agreement, the French Assets Purchase Agreement, the French Real Property Purchase Agreement, the German Transfer and Assumption Agreement, the IP Transfer Agreements and the Singapore Transfer and Assumption Agreement.
          (c) “Assumption Agreement” means an instrument of bill of sale and assignment and assumption substantially in the form attached hereto as Exhibit B and reasonably satisfactory to the Buyer and the Seller pursuant to which (i) the Seller and its Subsidiaries shall transfer to the Buyer the tangible property owned or held by the Seller or any of its Subsidiaries as of the Closing Date that is included in the Transferred Assets and not otherwise transferred pursuant to the French Assets Purchase Agreements, the French Real Property Purchase Agreement, the German Transfer and Assumption Agreement or the Singapore Transfer and Assumption Agreement, and (ii) the Seller and its Subsidiaries shall assign to the Buyer and the Buyer shall assume the liabilities of the Seller or any of its Subsidiaries as of the Closing Date that are included in the Assumed Liabilities and not otherwise assigned and assumed pursuant to the French Assets Purchase Agreement, the French Real Property Purchase Agreement, the German Transfer and Assumption Agreement or the Singapore Transfer and Assumption Agreement.
          (d) “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
          (e) “French Assets Purchase Agreement” means an agreement in French qualifying as a convention de successeur substantially in the form of the agreement attached hereto as Exhibit C, pursuant to which (i) the Seller and/or SCM Microsystems GmbH shall transfer to the Buyer the French Transferred Assets and (ii) the Buyer shall assume all of the French Assumed Liabilities.
          (f) “French Assumed Liabilities” means all of the Assumed Liabilities relating to French Transferred Assets or that are otherwise assumed and to be paid, discharged, performed or otherwise satisfied when due by the Buyer pursuant to this Agreement and the French Assets Purchase Agreement.
          (g) “French Real Property Purchase Agreement” means a notarized agreement in French (acte de vente) substantially in the form of the agreement attached hereto as Exhibit D, pursuant to which the Buyer shall purchase from the Seller or SCM Microsystems GmbH the Real Property.
          (h) “French Transferred Assets” means all of the Transferred Assets that are located in France or that are attached to the operation of the Business in France.
          (i) “German Assumed Liabilities” means all the of Assumed Liabilities relating to German Transferred Assets or that are otherwise assumed and to be paid, discharged, performed or otherwise satisfied when due by the Buyer pursuant to this Agreement and the German Transfer and Assumption Agreement.
          (j) “German Transfer and Assumption Agreement” means the agreement substantially in the form of the agreement attached hereto as Exhibit E, pursuant to which (i) the Seller and/or SCM Microsystems GmbH shall transfer to the Buyer the German Transferred Assets and (ii) the Buyer shall assume the German Assumed Liabilities.
          (k) “German Transferred Assets” means all of the Transferred Assets that are located in Germany or that are attached to the operation of the Business in Germany.

          (l) “IP Transfer Agreements” means the local patent, trademark and copyrights transfer agreements substantially in the form of the agreements attached hereto as Exhibit F and such other forms and agreements as may be reasonably required for the Seller and its Subsidiaries to assign and transfer to the Buyer the Business Intellectual Property.
          (m) “Knowledge” means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 9.1(m) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
          (n) “License Agreement” means that certain License Agreement substantially in the form of the agreement attached hereto as Exhibit G pursuant to which Seller grants to Buyer a royalty free and fully paid, sublicenseable, perpetual and irrevocable nonexclusive license to use the Licensed Intellectual Property in the Business.
          (o) “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the Business or results of operations of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Business operates generally, (2) general economic or political conditions, (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (4) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof or (5) any changes in applicable laws, regulations or accounting rules.
          (p) “Permitted Encumbrance” means (a) statutory liens for current taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including, without limitation, workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (d) all exceptions, restrictions, easements, leases, imperfections of title, retention of title, charges, rights-of-way and other charges, claims, mortgages, leases, liens, options, pledges or security interests or other restrictions of any kind that do not materially interfere with the present use of the Transferred Assets in the Business taken as a whole in each relevant jurisdiction.
          (q) “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including, without limitation, any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

          (r) “Post-Closing Tax Period” means any tax period (or portion thereof) beginning on or after the Closing Date and ending after the Closing Date.
          (s) “Pre-Closing Tax Period” means any tax period (or portion thereof) ending on or before the close of business on the day prior to the Closing Date.
          (t) “Singapore Transfer and Assumption Agreement” means the agreement substantially in the form of the agreement attached hereto as Exhibit H, pursuant to which (i) the Seller and/or SCM (Asia) Microsystems PTE Ltd shall transfer to the Buyer the Transferred Assets that are located in Singapore or that are attached to the operation of the Business in Singapore and (ii) the Buyer shall assume all of the Assumed Liabilities relating to such Transferred Assets or that are otherwise assumed and to be paid, discharged, performed or otherwise satisfied when due by the Buyer pursuant to this Agreement and the Singapore Transfer and Assumption Agreement, it being agreed, however, that, for the purposes of the Singapore Transfer and Assumption Agreement, the Buyer may be two Subsidiaries of Kudelski, which will each acquire a portion of such Transferred Assets and assume a portion of the aforementioned Assumed Liabilities.
          (u) “Subsidiary” of any Person means any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCM MICROSYSTEMS, INC.
By:	/s/ Robert Schneider
	Name:	Robert Schneider
	Title:	Chief Executive Officer

KUDELSKI S.A.
By:	/s/ Jean-Jacques Duvoisin
	Name:	Jean-Jacques Duvoisin
	Title:	VP Finance and Administrative

By:	/s/ Nicolas Goepfschmann
	Name:	Nicolas Goepfschmann
	Title:	Corporate Secretary, Director of Group Administration

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT